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                               State of Delaware

                                     [SEAL]

                          Office of Secretary of State

                                 ---------------

        I, JEFFREY D. LEWIS, ACTING SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "MILLER & BENSON INTERNATIONAL, LTD." FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JANUARY, A.D. 1992, AT 9 O'CLOCK A.M.

                                * * * * * * * * *

[SEAL]

                                                /s/ Jeffrey D. Lewis
                                                -------------------------------
                                                ACTING SECRETARY OF STATE

752023009                                       AUTHENTICATION: *3320719

                                                          DATE: 01/23/1992
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                                               STATE OF DELAWARE
                                               SECRETARY OF STATE
                                            DIVISION OF CORPORATIONS
                                           FILED 09:00 AM 01/23/1992
                                              752023008 -- 2285960

                          CERTIFICATE OF INCORPORATION
                                       OF
                      MILLER & BENSON INTERNATIONAL, LTD.


        First: The name of the corporation is Miller & Benson International,
Ltd.

        Second: The address of the registered office of the corporation in the State of Delaware is at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of the registered agent of the corporation at such address is The Prentice-Hall Corporation System, Inc.

        Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        Fourth: The corporation shall have the authority to issue TWO HUNDRED AND FIFTY MILLION SHARES (250,000,000) of Common Stock, par value ONE CENT ($.01) per share.

Each share of Common Stock of the Corporation shall have one vote for all corporate purposes, with no cumulative voting rights and shall have equal rights on dissolution, corporate distribution and for all other corporate purposes. The holders of shares of Common Stock of the Corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue.

The Corporation shall also have the authority to issue ONE HUNDRED MILLION SHARES (100,000,000) of preferred stock, par value ONE CENT ($.01) per share in one or more series. The board of directors is hereby authorized to fix the voting rights, designations, powers, preferences, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any such series of preferred stock; and to fix the number of shares constituting each such series, and to increase or decrease the number of shares of each such series.

        Fifth: The powers of the incorporator are to terminate upon the filing of this certificate of incorporation. The name and mailing address of the person who is to serve as the director of the corporation until the first annual meeting of stockholders or until his successor is elected and qualified is:


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Name
Address                      Address

Robert N. Weingarten         23801 Calabasas Road
                             Suite 2050
                             Calabasas, California  91302

        Sixth:  The corporation hereby expressly elects not to be governed by
Section 203 of the Delaware General Corporation Law.

        Seventh: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the by-laws.

        Eighth: The corporation reserves the right to amend and repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

        Ninth: The incorporator is Robert E. Strauss, Esq., Loeb and Loeb, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California 90017.

        Tenth: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

        I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the

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State of Delaware, do make, file and record this certificate of incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand and seal this 22nd day of January, 1992.

                                                /s/ Robert Strauss
                                                -----------------------------
                                                Robert E. Strauss,
                                                Incorporator

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                         STATE OF DELAWARE  )
                         KENT COUNTY        )

                         RECORDED in the Office for the Recording of Deeds, Etc. at Dover, in and for the said County of Kent, In Corp. Record G Vol. 139 Page 70 Etc.
                         the 24th day of January A.D. 1992
                         WITNESS my Hand and the Seal of said office.

                         /s/ ________________________________________, Recorder